Exhibit 10.1
FOURTH AMENDMENT TO CREDIT AGREEMENT
FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Fourth Amendment”), dated as of April 21, 2020, among EVERI PAYMENTS INC., a Delaware corporation (the “Borrower”), EVERI HOLDINGS INC., a Delaware corporation (the “Parent”), EVERI GAMES HOLDING INC., EVERI GAMES INC., EVERI INTERACTIVE LLC, CENTRAL CREDIT, LLC AND GCA MTL, LLC, as guarantors (together with the Borrower and the Parent, the “Loan Parties”), the Lenders (as defined in the Credit Agreement referred to below) party hereto and Jefferies Finance LLC, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below (as amended by this Fourth Amendment).
W I T N E S S E T H:
WHEREAS, the Parent, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent are parties to that certain Credit Agreement, dated as of May 9, 2017 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”); and
WHEREAS, the Parent, the Borrower, each of the Lenders party hereto (collectively constituting the Required Lenders) and the Administrative Agent desire to amend certain terms and conditions of the Credit Agreement, in each case, as provided herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged by each party hereto, it is agreed:
I.Amendments to Credit Agreement.
A.Section 1.01 of the Credit Agreement is hereby amended by inserting in the appropriate alphabetical order the following new definitions:
“‘Affected Financial Institution’ means (a) any EEA Financial Institution, or (b) any UK Financial Institution.”
“‘ECF Prepayment Amount’ has the meaning set forth in Section 2.05(g).”
“‘Fourth Amendment’ means the Fourth Amendment to Credit Agreement, dated as of April 21, 2020, by and among the Loan Parties, the Lenders party thereto and the Administrative Agent.”
“‘Fourth Amendment Effective Date’ has the meaning specified in the Fourth Amendment.”
“‘Other Applicable Indebtedness’ has the meaning specified in Section 2.05(g).”
“‘Resolution Authority’ means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“‘UK Financial Institution’ means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.”
“‘UK Resolution Authority’ means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.”
B.The definition of “Bail-In Action” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Exhibit 10.1
“‘Bail-In Action’ means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.”
C.The definition of “Bail-In Legislation” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“‘Bail-In Legislation’ means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).”
D.The definition of “Consolidated Secured Leverage Ratio” set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:
“Notwithstanding the foregoing, for the purposes of calculating the Consolidated Secured Leverage Ratio in determining actual (as opposed to pro forma) compliance with the Financial Covenant for the Test Periods ending March 31, 2021, June 30, 2021 and September 30, 2021: (i) Consolidated Adjusted EBITDA for the Test Period ending March 31, 2021, shall be deemed to be an amount equal to Consolidated Adjusted EBITDA for the fiscal quarter ending March 31, 2021, multiplied by 4, (ii) Consolidated Adjusted EBITDA for the Test Period ending June 30, 2021, shall be deemed to be an amount equal to Consolidated Adjusted EBITDA for the two consecutive fiscal quarters ending June 30, 2021, multiplied by 2, and (iii) Consolidated Adjusted EBITDA for the Test Period ending September 30, 2021, shall be deemed to be an amount equal to Consolidated Adjusted EBITDA for the three consecutive fiscal quarters ending September 30, 2021, multiplied by 4/3.”
E.Clause (B) of the definition of “Cumulative Retained Excess Cash Flow Amount” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(B) the aggregate principal amount of prepayments or purchases of Loans and Other Applicable Indebtedness for which a dollar-for-dollar credit is applied against any annual Excess Cash Flow payment pursuant to Section 2.05(f)(B).”
F.Clause (b)(v)(1) of the definition of “Excess Cash Flow” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(1) (x) all other repayments or prepayments of Loans and (y) all non-scheduled repayments or prepayments of Other Applicable Indebtedness,”
G.The definition of “Incremental Equivalent Debt” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (f) thereof, inserting the word “and” at the end of clause (g) thereof and inserting therein a new clause (h) to read as follows:
“(h) solely in the case of any such Incremental Equivalent Debt that is incurred within 60 days after the Fourth Amendment Effective Date, (i) the Borrower shall only be permitted to use the proceeds of such Incremental Equivalent Debt for working capital and/or other general corporate purposes not in contravention of any Law or any Loan Document (including, without limitation, payments in respect of litigation settlements and deferred purchase price payments in respect of consummated Investments), in each case, other than to make Restricted Payments, unless in the case of any Restricted Payment (A) (x) if the most recently ended Calculation Period is prior to December 31, 2021, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis, as of the last day of such most recently ended Calculation Period would not exceed 4.50:1.00 or (y) if the most recently ended Calculation Period is on or after December 31, 2021, the Parent would be in compliance with the Financial Covenant, calculated on a Pro Forma Basis, as of the last day of such most recently ended Calculation Period and (B) such Restricted Payment is otherwise permitted hereunder and (ii) notwithstanding anything to the contrary in

Exhibit 10.1
this Agreement (including the definition of Maximum Incremental Facilities Amount), such Incremental Equivalent Debt shall first be deemed to be incurred under the Fixed Incremental Amount.”
H.The definition of “Restricted” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
‘“Restricted” means, when referring to cash or Cash Equivalents of the Parent or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Parent or such Restricted Subsidiary (unless such appearance is related to the Loan Documents or, to the extent subject to an Intercreditor Agreement, other Indebtedness permitted hereunder to be secured by a Lien on the Collateral on a pari passu or junior lien basis (or, in either case, the Liens created thereunder), (b) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties or, to the extent subject to an Intercreditor Agreement, the agent, trustee or other representative of the holders of other Indebtedness permitted hereunder to be secured by a Lien on the Collateral on a pari passu or junior lien basis, (c) is vault cash supplied pursuant to the Vault Cash Agreement or is cash that is to be used to settle a settlement liability under the Vault Cash Agreement or (d) are set aside, held in trust, or held by a third-party representative or escrow agent, in each case, as described in clause (b) or (c) of the definition of Defeased Indebtedness.”
I.The definition of “Write-Down and Conversion Powers” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“‘Write-Down and Conversion Powers’ means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.”
J.The text “(such declined amounts, the “Declined Proceeds”)” appearing in Section 2.05(j) of the Credit Agreement is hereby amended and restated in its entirety as follows: “(such declined amounts (other than to the extent such declined amounts are otherwise required to repay Other Applicable Indebtedness), the “Declined Proceeds”)”.
K.Section 2.05(f)(B) of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (ii) thereof, inserting the word “and” at the end of clause (iii) thereof and inserting therein a new clause (iv) to read as follows:
“(iv) the aggregate amount of voluntary prepayments of Other Applicable Indebtedness made during such fiscal year (but, in the case of this clause (iv), limited to the amount of cash actually used to purchase principal of such Other Applicable Indebtedness if purchased at a discount);”
L.Section 2.05(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(g) Notwithstanding anything to the contrary in Section 2.05(d), Section 2.05(e) and/or Section 2.05(f) above, as applicable, (i) if at the time that any prepayment pursuant to Section 2.05(d) would be required, the Borrower is required to prepay or offer to prepay or repurchase any Incremental Equivalent Debt and/or any Refinancing Equivalent Debt that is secured by the Collateral on a pari passu basis and is pari passu in right of payment, in each case, with the Term B Loans and any Incremental Term Loans pursuant to the terms of the documentation governing such Indebtedness (such Incremental Equivalent Debt or Refinancing Equivalent Debt required to be so prepaid or offered to be so prepaid or repurchased, “Other Applicable Indebtedness”) with a portion of such prepayment, then the Borrower may apply such portion of such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term B Loans, such Incremental

Exhibit 10.1
Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term B Loans and the Incremental Term Loans in accordance with Section 2.05(h) below) to the prepayment of the Term B Loans and such Incremental Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term B Loans and such Incremental Term Loans that would have otherwise been required pursuant to Section 2.05(d) shall be reduced accordingly, (ii) if at the time that any prepayment pursuant to Section 2.05(e) would be required (other than as a result of the issuance of any Refinancing Facilities and/or Refinancing Equivalent Debt), the Borrower is required to prepay or offer to prepay or repurchase any Other Applicable Indebtedness with a portion of such prepayment, then the Borrower may apply such portion of such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term B Loans, such Incremental Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term B Loans and the Incremental Term Loans in accordance with Section 2.05(h) below) to the prepayment of the Term B Loans and such Incremental Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term B Loans and such Incremental Term Loans that would have otherwise been required pursuant to Section 2.05(e) shall be reduced accordingly, (iii) if at the time that any prepayment pursuant to Section 2.05(f) would be required (the amount of any such prepayment, the “ECF Prepayment Amount”), the Borrower is required to prepay or offer to prepay or repurchase any Other Applicable Indebtedness with a portion of such ECF Prepayment Amount, then the Borrower may apply such portion of such ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term B Loans and the Incremental Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term B Loans and such Incremental Term Loans in accordance with Section 2.05(h) below) to the prepayment of the Term B Loans and such Incremental Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term B Loans and such Incremental Term Loans that would have otherwise been required pursuant to Section 2.05(f) shall be reduced accordingly and (iv) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid as described in preceding clauses (i), (ii) and/or (iii), the declined amount (other than any such amount declined by the Lenders pursuant to Section 2.05(j) below) shall promptly (and in any event within one Business Day after the date of such rejection) be applied to prepay the Term B Loans and the Incremental Term Loans in accordance with Section 2.05(h) below.”
M.Section 2.14(d)(iii)(F) of the Credit Agreement is hereby amended and restated in its entirety as follows: “(F) (x) if the most recently ended Calculation Period is prior to December 31, 2021, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis as of the last day of such most recently ended Calculation Period, shall not exceed 4.50:1.00 or (y) if the most recently ended Calculation Period is on or after December 31, 2021, the Parent shall be in compliance with the Financial Covenant, calculated on a Pro Forma Basis, as of the last day of such most recently ended Calculation Period (but otherwise subject to Section 1.07 in the case of Incremental Term Loans incurred to finance a Limited Condition Transaction);”
N.Section 6.05(d) of the Credit Agreement is hereby amended and restated in its entirety as follows: “(d) Since December 31, 2016, except as disclosed in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and any other report filed after December 31, 2019 and prior to the Fourth Amendment Effective Date by the Parent on Form 8-K with the SEC, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.”.
O.The lead in to Section 7.01(b) of the Credit Agreement is hereby amended and restated in its entirety as follows: “(b) as soon as available, but in any event within 45 days (or such later date on which the Parent is

Exhibit 10.1
permitted under applicable SEC rules and regulations (after giving effect to all regulatory relief which the Parent is then entitled to avail itself of) to file its quarterly report on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Parent,”.
P.The first sentence of Section 7.21 of the Credit Agreement is hereby amended and restated in its entirety as follows: “Within 45 days (or such later date on which the Parent is permitted to deliver its quarterly financial statements pursuant to Section 7.01(b) for the applicable fiscal quarter) after the end of each of the first three fiscal quarters of each fiscal year of the Parent or 90 days after the end of the fiscal year of the Parent, the Parent shall, at the request of the Administrative Agent or the Required Lenders and upon reasonable prior notice, hold a conference call (at a location and time selected by the Administrative Agent and the Parent) with all Lenders who choose to attend such conference call, at which conference call shall be reviewed the financial results of the previous fiscal quarter or fiscal year, as applicable, and the financial condition of the Parent and its Subsidiaries.”.
Q.Section 7.22(d) of the Credit Agreement is hereby amended and restated in its entirety as follows: “(d) (x) if the most recently ended Calculation Period is prior to December 31, 2021, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis as of the last day of such most recently ended Calculation Period, shall not exceed 4.50:1.00 or (y) if the most recently ended Calculation Period is on or after December 31, 2021, the Parent shall be in compliance with the Financial Covenant, calculated on a Pro Forma Basis, as of the last day of such most recently ended Calculation Period,”.
R.Section 8.04(e)(B) of the Credit Agreement is hereby amended and restated in its entirety as follows: “(B) (x) if the most recently ended Calculation Period is prior to December 31, 2021, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis as of the last day of such most recently ended Calculation Period, does not exceed 4.50:1.00 or (y) if the most recently ended Calculation Period is on or after December 31, 2021, the Parent is in compliance with the Financial Covenant, calculated on a Pro Forma Basis, as of the last day of such most recently ended Calculation Period,”.
S.Section 8.06(e)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows: “(iii) after giving pro forma effect thereto, (x) if the most recently ended Calculation Period is prior to December 31, 2021, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis, as of the last day of such most recently ended Calculation Period would not exceed 4.50:1.00 or (y) if the most recently ended Calculation Period is on or after December 31, 2021, the Parent would be in compliance with the Financial Covenant, calculated on a Pro Forma Basis, as of the last day of such most recently ended Calculation Period, and”
T.Section 8.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“8.11 Financial Covenant. The Parent shall not permit the Consolidated Secured Leverage Ratio as of the last day of any Test Period set forth below to be greater than the ratio set forth below opposite such period:

Exhibit 10.1

Test Period Ending	Maximum Consolidated Secured Leverage Ratio
March 31, 2020	4.50 to 1.00
June 30, 2020	N/A
September 30, 2020	N/A
December 31, 2020	N/A
March 31, 2021	5.50 to 1.00
June 30, 2021	5.00 to 1.00
September 30, 2021	4.75 to 1.00
December 31, 2021	4.50 to 1.00
March 31, 2022	4.50 to 1.00
June 30, 2022	4.50 to 1.00
September 30, 2022 and each Test Period thereafter	4.25 to 1.00

”
U.Section 11.23 of the Credit Agreement is hereby amended by deleting each reference to “EEA Financial Institution” appearing therein and inserting “Affected Financial Institution” in lieu thereof.
II.Miscellaneous Provisions.
A.In order to induce the Administrative Agent and the undersigned Lenders to enter into this Fourth Amendment, each of the Parent and the Borrower hereby represents and warrants that:
1.no Default or Event of Default exists on the Fourth Amendment Effective Date (as defined below) or would result from this Fourth Amendment becoming effective in accordance with its terms; and
2.all of the representations and warranties of each Loan Party contained in Article VI of the Credit Agreement and in each other Loan Document (as amended by this Fourth Amendment) are true and correct in all material respects on and as of the Fourth Amendment Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); provided that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects on and as of the Fourth Amendment Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects as of such earlier date).
B.This Fourth Amendment is limited to the matters specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Loan Document.
C.This Fourth Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Fourth Amendment by e-mail transmission shall be equally as effective as delivery of an original executed counterpart of this Fourth Amendment. A complete set of counterparts of this Fourth Amendment shall be lodged with Borrower and the Administrative Agent.

Exhibit 10.1
D.The terms of Sections 11.14 and 11.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
E.This Fourth Amendment shall become effective on the date (the “Fourth Amendment Effective Date”) when:
1.the Administrative Agent shall have received duly executed and delivered counterparts hereof from each Loan Party, the Administrative Agent and the Required Lenders (determined immediately prior to giving effect to this Fourth Amendment) shall have submitted an executed signature page to Everiapril20@Lendamend.com;
2.the Borrower shall have paid (i) to each Term B Lender that executes and delivers a counterpart of this Fourth Amendment as provided in paragraph 1 of this Section II.E. by 11:00 a.m. (New York time) on April 14, 2020, as fee compensation for consent to this Fourth Amendment, a consent fee in an amount equal to 0.25% of such Term B Lender’s funded Term B Loans outstanding on the Fourth Amendment Effective Date (immediately prior to the occurrence thereof) and (ii) to each Revolving Credit Lender that executes and delivers a counterpart of this Fourth Amendment as provided in paragraph 1 of this Section II.E. by 11:00 a.m. (New York time) on April 14, 2020, as fee compensation for consent to this Fourth Amendment, a consent fee in an amount equal to 0.25% of the stated principal amount of such Revolving Credit Lender’s Revolving Credit Commitment outstanding on the Fourth Amendment Effective Date (immediately prior to the occurrence thereof);
3.the Borrower shall have paid all fees and expenses required to be paid to the Administrative Agent, the Lead Arranger and the Lenders on or before the Fourth Amendment Effective Date (including, without limitation, reasonable and documented fees and expenses of one outside counsel); and
4.the Administrative Agent shall have received a certificate, dated the Fourth Amendment Effective Date and signed by a Responsible Officer of the Borrower, certifying on behalf of the Parent and the Borrower that (a) the representations and warranties made by the Parent and the Borrower in Section II. A. above are true and correct on and as of the Fourth Amendment Effective Date and (b) the conditions precedent in this Section II. E. have been satisfied.
F.Each Loan Party has read this Fourth Amendment and consents to the terms hereof and hereby acknowledges and agrees that any Loan Document to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid, binding, and enforceable in accordance with its terms, and shall not be impaired or limited by the execution or effectiveness of this Fourth Amendment.
G.From and after the Fourth Amendment Effective Date, all references in the Credit Agreement and each of the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby on the Fourth Amendment Effective Date.
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Exhibit 10.1
IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Fourth Amendment as of the date first above written.

EVERI PAYMENTS INC.
EVERI HOLDINGS INC.
EVERI GAMES HOLDING INC.
EVERI GAMES INC.
EVERI INTERACTIVE LLC

By: /s/ Mark F. Labay
Name: Mark F. Labay
Title: Chief Financial Officer

GCA MTL, LLC

By: /s/ Michael D. Rumbolz
Name: Michael D. Rumbolz
Title: Chief Executive Officer

CENTRAL CREDIT, LLC

By: Everi Payments Inc., its sole member

By: /s/ Mark F. Labay
Name: Mark F. Labay
Title: Chief Financial Officer

Exhibit 10.1
JEFFERIES FINANCE LLC, as
Administrative Agent and a Lender
By: /s/ Paul Chisholm
Name: Paul Chisholm
Title: Managing Director

Exhibit 10.1
SIGNATURE PAGE TO FOURTH AMENDMENT to Credit Agreement, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG EVERI PAYMENTS Inc., EVERI HOLDINGS INC., EVERI GAMES HOLDING INC., EVERI GAMES INC., EVERI INTERACTIVE LLC, CENTRAL CREDIT, LLC, GCA MTL, LLC, the Lenders party THERETO AND JEFFERIES FINANCE LLC, as ADMINISTRATIVE Agent

NAME OF INSTITUTION:

_________________________________

By: _________________________________
Name:
Title:

[For Lenders needing a second signature block:

By: _________________________________
Name:
Title:]